Exhibit 10.12

LETTER AGREEMENT WAIVER AND TERMINATION

WHEREAS, KAMD Holdings, Inc. (now, Spinal Elements Holdings, Inc.) (the “Company”) and Steve Healy (the “Director”) entered into a letter agreement dated December 17, 2018 for the purpose of establishing the terms and conditions of the Director’s employment with the Company as its Executive Chairman and member of the Executive Committee of the Board of Directors of KAMD Holdings, Inc. (the “Letter Agreement”);

WHEREAS, the Company and the Director intend that, in connection with the initial public offering (the “IPO”) of the common stock of the Company, the Director will cease his employment relationship with the Company and will instead serve as a non-employee director on the board of directors of the Company (the “Board”);

WHEREAS, in connection with the IPO, the Board will adopt the Spinal Elements Holdings, Inc. Non-Employee Director Compensation Policy (the “Director Compensation Policy”) pursuant to which non-employee directors will be compensated for their service on the Board; and

WHEREAS, upon the IPO, the Director desires to waive the Director’s entitlement to compensation and benefits set forth in the Letter Agreement and to receive compensation pursuant to the Director Compensation Policy.

NOW, THEREFORE, in consideration of the compensation provided pursuant to the terms of the Director Compensation Policy and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Director agrees as follows:

1. Effective as of the day prior to the date on which the Company becomes subject to the reporting obligations of Section 12 of the Securities Exchange Act of 1934, as amended (the “Effective Date”), the Director hereby resigns as an employee of the Company. As of the Effective Date, the Director shall be an independent contractor of the Company and expressly and irrevocably waives any right to the compensation and benefits provided under the Letter Agreement. Notwithstanding the foregoing, the Company will pay the Director an Annual Bonus (as defined in the Letter Agreement) in respect of the Director’s service during fiscal year 2020, pursuant to the terms of the Letter Agreement, which bonus shall not be prorated.

2. The Director acknowledges and agrees that for so long as he serves as a non-employee director of the Board, the Director will be entitled to the compensation set forth in the Director Compensation Policy, as amended from time to time, or any successor compensation policy, plan or arrangement generally applicable to non-employee members of the Board.

3. The Director acknowledges and agrees that at no time and in no event will the Director be entitled to a duplication of compensation or benefits under the Director Compensation Policy and the Letter Agreement, or any other policy, plan, agreement or arrangement of the Company or any of its affiliates.

4. The Director acknowledges and agrees that, as of the Effective Date, the Letter agreement shall terminate and be of no further force or effect, except that the provisions entitled “Confidential Information”, “Other Covenants” and “Enforcement” (and any defined terms required to give meaning to such provisions) shall survive and remain in effect in accordance with their terms, with any post-termination period referred to therein commencing on the date that the Director no longer serves as a member of the Board. In additional, the last sentence of “Miscellaneous” shall also continue to remain in effect.

IN WITNESS HEREOF, the Director has executed this Waiver as of the date written below.

DIRECTOR

/s/ Steve Healy
Steve Healy

Date:	10/2/20

ACKNOWLEDGED AND AGREED:

THE COMPANY:

By:	/s/ Jason Blain
Name: Jason Blain
Title: President & CEO

(Signature Page to Letter Agreement Waiver)